UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report (Date of earliest event reported): March 24, 2009
FIRST EQUITY PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-11777	95-6799846

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1800 Valley View Lane, Suite 300
Dallas, Texas	75234

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 469-522-4200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (a) and (b) Effective March 24, 2009, R. Neil Crouch II resigned as a Director, Vice President, Treasurer, and Chief Financial and Accounting Officer of First Equity Properties, Inc. (the “Registrant” or the “Company” or “FEPI”). Mr. Crouch had no disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices. Mr. Crouch, age 57, was appointed as a Director, Vice President, Treasurer, Chief Financial and Accounting Officer of the Registrant effective February 26, 2008.
     (c) On March 24, 2009, the Board of Directors of FEPI appointed Gene S. Bertcher, age 60, Vice President and Treasurer of the Company and selected Mr. Bertcher as the Chief Financial Officer and Principal Accounting Officer of the Company. Mr. Bertcher was also designated as the acting Principal Executive Officer. Mr. Bertcher is Chief Executive Officer (since December 2006) and Chief Financial Officer (since January 3, 2003) and a Director (from November 1989 to September 1996 and from June 1999 to the present) of New Concept Energy, Inc. (“NCE”), a Nevada corporation which has its common stock listed on the American Stock Exchange LLC (the “AMEX”), Executive Vice President (since February 2008) and Chief Accounting Officer (since May 2008) of Income Opportunity Realty Investors, Inc. (“IOT”), a Nevada corporation which has its common stock listed on the AMEX and American Realty Investors, Inc. (“ARL”), a Nevada corporation which has its common stock listed on the New York Stock Exchange, Inc. (“NYSE”) and Transcontinental Realty Investors, Inc. (“TCI”), a Nevada corporation which has its common stock listed on the NYSE. Mr. Bertcher has been a certified public accountant since 1973.
     (d) On March 24, 2009, the sole remaining member of the Board of Directors elected Gene S. Bertcher as a director to fill a vacancy on the Board of Directors. See subpart (c) above for a description of Mr. Bertcher’s current and past employment and positions with other publicly held entities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly-caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly-authorized.

Dated: March 26, 2009	FIRST EQUITY PROPERTIES, INC.
	By:	/s/ Louis J. Corna
Louis J. Corna, Vice President and
Secretary